Exhibit 10.20

TWO SIGMA HAMILTON FUND, LLC

FIFTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

Amended and Restated as of July 1, 2023

i

ARTICLE VI	NET ASSET VALUE; DISTRIBUTIONS	22

6.1	Net Asset Value	22

6.2	When Determined	22

6.3	Distributions	22

6.4	Withholding	23

6.5	No Priorities of Members	24

6.6	Valuation	24

ARTICLE VII	WITHDRAWAL, DEATH OR INCOMPETENCY OF MEMBERS	25

7.1	Withdrawal, Death, etc., of Members	25

7.2	Required Withdrawals of Members (other than the Managing Member)	25

7.3	Limitations on Distributions or Withdrawal of Capital Account	26

7.4	Withdrawal of Members (other than the Managing Member)	26

7.5	Suspension of Determination of Net Asset Value; Restrictions on Withdrawal by Members	27

ARTICLE VIII	DISSOLUTION AND TERMINATION OF THE COMPANY	29

8.1	Dissolution	29

8.2	Termination	29

ARTICLE IX	BOOKS AND RECORDS; REPORTS TO MEMBERS	30

9.1	Books and Records	30

9.2	U.S. Federal, State and Local Income Tax Information	30

9.3	Reports to Current Members	30

9.4	Compliance with Applicable Laws and Rules	30

ARTICLE X	TRANSFERS	31

10.1	Transfer by the Members	31

10.2	Certain Restrictions on Transfers	31

ARTICLE XI	MISCELLANEOUS	32

11.1	Waiver of Partition	32

11.2	Counterparts	32

11.3	Amendments	32

11.4	Governing Law	33

11.5	Severability	33

ii

11.6	Notice	33

11.7	Delaware Office	33

11.8	Certificate of Formation	33

11.9	Goodwill	33

11.10	Headings	34

11.11	Pronouns	34

11.12	Determination of Certain Matters	34

11.13	Successors and Assigns	34

11.14	Entire Agreement	34

11.15	Confidentiality	34

11.16	Compliance with Anti-Money Laundering Requirements	34
iii

This FIFTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Two Sigma Hamilton Fund, LLC, a Delaware limited liability company (the “Company”), which was originally entered into as of January 1, 2014, amended and restated as of November 1, 2014 and further amended and restated as of November 30, 2017, February 23, 2018 and February 28, 2022, is hereby further amended and restated as of July 1, 2023.
The parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings (each such meaning to be equally applicable to both the singular and plural forms of the respective terms so defined):
Accounting Period: for the first Accounting Period, the period commencing on January 1, 2014 and ending on the next succeeding Adjustment Date, and for any subsequent Accounting Period, the period commencing on the day after an Adjustment Date and ending on the next succeeding Adjustment Date.
Act: the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq., as amended, and any successor to such statute.
Additional Members: as defined in Section 5.1(b).
Additional Incentive Allocation: with respect to any Member (other than the Managing Member), as of the end of each Fiscal Year (or on any date a Member withdraws all or a portion of its Capital Account), 25% of the Excess Profits of each Capital Sub-Account; where “Excess Profits” for any given Fiscal Year (or other such Accounting Period) means the Net Profits over 10% (including realized and unrealized gains, if any) (the “Additional Incentive Allocation Hurdle”) for such Fiscal Year, computed net of the Management Fee and Company Expenses and gross of Incentive Allocations made in respect of such Capital Sub-Account during such Fiscal Year, but only after recouping such Capital Sub-Account's previously unrecouped Net Losses. The Managing Member may waive or reduce the Additional Incentive Allocation for any Member, in its sole discretion.
To the extent a Capital Sub-Account is formed other than at the beginning of a Fiscal Year or is withdrawn other than at the end of a Fiscal Year, the Additional Incentive Allocation Hurdle with respect to such Capital Sub-Account shall be prorated. For example, (i) if a Capital Sub-Account is formed on July 1, then the Additional Incentive Allocation payable with respect to such Capital Sub-Account as of the end of such Fiscal Year shall equal 25% of the Excess Profits over 5%, and (ii) if a Capital Sub-Account is withdrawn on March 31, then the Additional

Incentive Allocation payable with respect to such Capital Sub-Account as of the date of withdrawal shall equal 25% of the Excess Profits over 2.5%.
Adjustment Date: (a) the last day of each Fiscal Year, (b) the last day of each month, (c) the day before the date any Capital Contribution is made, (d) the date as of which a Member withdraws all or any portion of its Capital Account, (e) the date of any distribution, (f) the date of dissolution of the Company or (g) any other date appropriate for a closing of the Company's books.
Administrator: the person(s), firm(s) or corporation(s) appointed pursuant to Section 3.2 and for the time being acting as administrator, registrar, or transfer agent to the Company, if any. The Managing Member has the power to appoint the Administrator in its sole discretion.
Affiliate: with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. The Company shall not be an Affiliate of the Managing Member or the Investment Manager.
Agreement: this Fifth Amended and Restated Limited Liability Company Agreement, as further amended, modified, supplemented or restated from time to time.
Assignee: as defined in Section 10.1.
Business Day: any day on which the New York Stock Exchange and commercial banks in New York City are generally open for business.
Capital Account: an account established in accordance with Section 5.2.
Capital Account Balance: the balance outstanding in a Capital Account from time to time.
Capital Contribution: as to any Member at any time, the amount of capital (whether in cash or in property at its fair value) actually contributed by such Member to the capital of the Company.
Capital Sub-Account: as defined in Section 5.3(e).
Certificate: the Certificate of Formation of the Company, as amended from time to time.
Code: the U.S. Internal Revenue Code of 1986, as amended.
Company: as defined in the preamble.
Company Expenses: as defined in Section 4.3(b).
Company Property: any and all property, real or personal, tangible or intangible, which is owned or held by or for the account of the Company.

Contingency Reserve: as defined in Section 7.3.
Cumulative Loss Account: as defined in Section 5.2(b).
Designee: as defined in Section 7.1(a).
Disabling Conduct: fraud, willful misfeasance or gross negligence as finally determined by a court of competent jurisdiction. Gross negligence shall have the meaning generally applied to it by the laws of the State of Delaware, U.S.A.
ERISA: the U.S. Employee Retirement Income Security Act of 1974, as amended.
Fiscal Quarter: a three-month period ending on the last calendar day of March, June, September or December.
Fiscal Year: as defined in Section 2.4.
Incentive Allocation: with respect to any Member (other than the Managing Member), 30% of the balance of Net Profit remaining after allocating Net Profit in accordance with Section 5.3(c)(i) with respect to any balance in such Member's Cumulative Loss Account. The Managing Member may waive or reduce the Incentive Allocation for any Member, in its sole discretion.
Indemnifiable Items: as defined in Section 3.6(a).
Indemnitees: as defined in Section 3.6(a).
Independent Committee: as defined in Section 3.4(i)
Instruments: as defined in Section 3.1.
Interests: the limited liability company interests of the Company. References to “Interests” will include all series of interests that are or may in the future be offered to existing and prospective Members .
Investment Advisers Act: the U.S. Investment Advisers Act of 1940, as amended.
Investment Management Agreement: the Investment Management Agreement between the Company and the Investment Manager, as amended, modified, supplemented or restated from time to time.
Investment Manager: Two Sigma Investments, LP, a Delaware limited partnership, and any Person who becomes an additional or successor investment manager of the Company.
Liabilities: the liabilities of the Company, including: (a) all bills and accounts payable; (b) all administrative expenses accrued and unpaid, including the Management Fee; (c) all contractual obligations for the payment of money or property, including any amount that the

Managing Member has determined is distributable pursuant to Section 6.3, but that has not yet been distributed to the Members; (d) all reserves authorized or approved by the Managing Member for taxes or contingencies; and (e) all other liabilities of whatsoever kind and nature.
Majority in Interest: Members who, at the time in question, hold Sharing Percentages aggregating more than 50% of the Sharing Percentages of all Members.
Management Expenses: as defined in Section 4.3(a).
Management Fee: as defined in Section 4.2(a).
Managing Member: Two Sigma Principals, LLC, a Delaware limited liability company, and any Person who becomes an additional or successor managing member of the Company and/or the Investment Manager.
Managing Member Related Person: any of the Managing Member, its Affiliates (including the Investment Manager and Two Sigma Advisers, LP) and their respective affiliates, principals, shareholders, members, officers, directors, employees, agents and representatives.
Members: the Persons listed in the books and records of the Company as Members of the Company, and shall include their successors and permitted assigns and any Person hereafter admitted to the Company as a Member in accordance with the terms hereof, each in their capacity as a Member of the Company, and shall exclude any Person that ceases to be a Member in accordance with the terms hereof. For purposes of the Act, the Members shall constitute a single class or group of Members.
Modified Incentive Allocation: with respect to any Member (other than the Managing Member), the Incentive Allocation reduced by 50% which shall be allocated to the Managing Member until, in general, any previous balance of the Cumulative Loss Account of such Member has been offset by Net Profits in an amount equal to 200% of such previous balance.
NASDAQ: the National Association of Securities Dealers Automated Quotation system.
Net Asset Value: as of any date, the excess, if any, of the value of all of the assets of the Company over the Liabilities.
Net Profit (Loss): with respect to a Member for an Accounting Period, the difference between (a) the portion of the Net Asset Value of the Company allocable to such Member's interest in the Company as of the close of business on the last day of such Accounting Period and (b) the portion of the Net Asset Value of the Company allocable to such Member's interest in the Company as of the close of business on the last day of the immediately preceding Accounting Period (or, for the first Accounting Period, the initial Capital Contribution made by such Member), with (i) such difference to be Net Profit where it is a positive number and (ii) such difference to be Net Loss where it is a negative number. For any month (or for the relevant Accounting Periods in the case of withdrawal by a Member of all or a portion of its Capital Account Balance), Net Profit (Loss) means, with respect to any Member, the aggregate Net

Profit for all Accounting Periods included in such month (or such relevant Accounting Periods) less the aggregate Net Loss for all Accounting Periods included in such month (or such relevant Accounting Periods) (computed in each case as described above). In determining the amount of Net Profit (Loss) to be allocated pursuant to Section 5.3, appropriate adjustments shall be made to take account of any Capital Contribution to, withdrawal from or distribution by the Company during such Accounting Period.
New Issues: as used in the New Issues Rules.
New Issues Rules: Rule 5130 and Rule 5131 of the Financial Industry Regulatory Authority, Inc., as may be amended from time to time.
Offering Memorandum: the Confidential Offering Memorandum of the Company, as may be amended or supplemented from time to time.
Organizational Expense: as defined in Section 4.3(b)(i).
Other Accounts: as defined in Section 3.4(b)(i).
Person: an individual, a partnership, a limited liability company, an association, a joint venture, a corporation, a business, a trust, an unincorporated organization, any other entity or a government or any department, agency, authority, instrumentality or political subdivision thereof.
Secretary of State: as defined in Section 2.3.
Sharing Percentage: as defined in Section 5.5.
Similar Law: any law or regulation specifically applicable to governmental, church or non-U.S. employee benefit plans or accounts.
Sub-Administrator: the person(s), firm(s) or corporation(s) affiliated with the Administrator to which the Administrator has delegated certain of its functions.
Subscription Agreement: the Subscription Agreement entered into by a Member in connection with its purchase of Interests.
Substitute Member: as defined in Section 10.1.
Trading Entities: (i) Two Sigma Spectrum Portfolio, LLC (ii) Two Sigma Futures Portfolio, LLC (iii) Two Sigma Equity Spectrum Portfolio, LLC, (iv) any cash management entity that may be utilized by the Company in the future and (v) any other trading entity utilized by the Company for purposes of pursing the Company's investment objectives. The Trading Entities in which the Company currently intends to invest are managed by the Investment Manager.

Treasury Regulations: the Regulations of the United States Treasury Department issued pursuant to the Code.
Valuation Date: any Adjustment Date or any other date designated by the Managing Member in its sole discretion.
Withdrawal Date: (i) the last day of each month, or (ii) any other date designated by the Managing Member in its sole discretion.
Withdrawn Capital Account Balance: that portion of a Member's Capital Account that a Member is entitled to receive after the Managing Member makes computations required to be made pursuant to Articles V and VII of this Agreement.
Withdrawal Notice: as defined in Section 7.4(b).
Withdrawal Price: the balance of the withdrawing Member's Capital Account (or the portion of such Capital Account attributable to the portion of such Member's Interest being withdrawn) as of the effective date of the withdrawal, after adjustment for the Incentive Allocation, the Modified Incentive Allocation and Additional Incentive Allocation accrued through such date, if any.
ARTICLE II
ORGANIZATION
2.1    Continuation. The parties hereto hereby agree to continue the Company as a limited liability company under and pursuant to the provisions of the Act and agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. Upon its execution of this Agreement or a counterpart thereof, the Managing Member hereby continues as the managing member of the Company. A Person shall be admitted as a Member of the Company at the time that (a) this Agreement and a Subscription Agreement or counterparts thereof are executed by or on behalf of such Person, (b) such Person is listed by the Managing Member as a Member of the Company in the books and records of the Company and (c) the Company has received by wire transfer in immediately available funds an amount equal to such Person's Capital Contribution as set forth on the page on which such Person's signature appears at the end of the Subscription Agreement.
2.2    Name. The name of the Company is “Two Sigma Hamilton Fund, LLC”. The Managing Member is authorized to make any variations in the Company's name from time to time by notice to the Members, provided that such name shall contain the words “Limited Liability Company”, the abbreviation “L.L.C.” or the designation “LLC”.
2.3    Term. The term of the Company commenced on the date of filing of the Certificate in the office of the Secretary of State of the State of Delaware (the “Secretary of State”), and shall continue indefinitely unless the Company is sooner dissolved in accordance with Article VIII.

2.4    Fiscal Year. Each fiscal year (the “Fiscal Year”) of the Company, including for income tax purposes, shall end on December 31st, and in the case of the Fiscal Year in which the Company is terminated in accordance with Article VIII, the portion of such year ending on the date on which the Company is terminated.
ARTICLE III
THE COMPANY
3.1    Purpose, Powers and Scope of Business. The business and purpose of the Company shall be to, directly or indirectly through the Trading Entities, engage in investment and trading activities and strategies of any type or kind, on a global basis, including, without limitation, directly or indirectly, to buy, sell, trade, exchange, invest, reinvest or otherwise hold, on margin or otherwise, in any form or manner, through listed or over-the-counter (“OTC”) securities and other financial instruments of United States and non-U.S. entities, including, without limitation: U.S. and non-U.S. equity and equity-related securities, exchange-traded products (including, without limitation, exchange-traded products on equity or sector indices), debt instruments, bonds and other fixed income securities (including, without limitation, corporate, convertible, agency, non-U.S. and U.S. municipality, treasury and insurance linked bonds and other fixed income instruments), loan participations, futures, forward contracts, warrants, options (both listed and OTC), SPACs, repurchase agreements, reverse repurchase agreements, swaps (of any and all types including, among other things, equity swaps, commodity swaps, interest rate swaps, currency swaps, futures look-alike swaps, and credit default swaps and indices thereof), spot and forward foreign exchange contracts, options on foreign exchange contracts, commodities, derivatives on virtual currencies and/or other digital assets, U.S. and non-U.S. money market funds and money market instruments (including but not limited to treasury and agency securities, municipal notes, commercial paper, time deposits, promissory notes and Eurodollar deposits), non-deliverable forward contracts on currencies and any derivatives or financial instruments which exist now or are hereafter created (collectively, “Instruments”). The Company may invest, directly or indirectly, through the Trading Entities, in Instruments that have significant amounts of embedded leverage. The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes and business described herein, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Managing Member pursuant to Section 3.2.
3.2    Powers of the Managing Member.
(a)    Subject to the other provisions of this Agreement, the management, operation and policies of the Company shall be vested exclusively in the Managing Member, which shall have the power by itself and shall be authorized and empowered on behalf of and in the name of the Company to delegate or carry out any and all objects and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its discretion deem necessary or advisable in connection therewith or incidental thereto.

Without limiting the foregoing, except as expressly provided otherwise in this Agreement, the Managing Member, on behalf of and in the name of the Company, shall have the power without any further act, approval or vote of the Members or any other Person, at all times in accordance with the terms of the Offering Memorandum to:
(i)    Purchase, acquire, hold, invest, reinvest, sell or otherwise dispose of the Company's interests in the Trading Entities;
(ii)    Purchase, acquire, hold, invest, reinvest, sell or otherwise dispose of, write, endorse, guarantee, exchange and trade (on margin or otherwise), within and without the United States and, whether or not readily marketable, Instruments and other assets of any Person, sell any such Instruments short and cover such sales, and to hold cash uninvested;
(iii)    Vote or otherwise take any action, directly or indirectly, required of or allowed to the Company with respect to any Instruments or other Company Property;
(iv)    Open, maintain and close bank, brokerage, custodial, futures and options, mutual fund and other similar accounts and draw checks and other orders for the payment of money and issue instructions and authorizations with respect to any Instruments or other Company Property;
(v)    Engage and terminate attorneys, accountants and such other agents and employees for itself and for the Company as it may deem necessary or advisable, and authorize any such agent or employee to act for and on behalf of the Company;
(vi)    Without limiting its ultimate responsibility for the management of the Company, delegate any of its duties hereunder to any Person (including the Investment Manager) and, in furtherance of any such delegation, appoint, employ or contract with any Person it may in its sole discretion deem necessary or desirable for the transaction of the business of the Company, which Person may, under the supervision of the Managing Member, administer the day-to-day operations of the Company;
(vii)    Commence or defend litigation or arbitration that pertains to the Company or any Company Property and retain legal counsel in connection therewith;
(viii)    Make and perform such other agreements and undertakings as may be necessary or advisable for the carrying out of any of the foregoing powers, objects or purposes; and
(ix)    Carry on any other business in connection with or incidental to any of the objects and purposes of the Company, do everything necessary, suitable or proper for the accomplishment of any purpose or the attainment of any object or the furtherance of any power herein set forth, either alone or in association with others, and take any action incidental or appurtenant to or growing out of or connected with the business, purposes, objects or powers of the Company.
The foregoing clauses shall be construed both as objects and as powers, and the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the general powers of the Managing Member. To the fullest extent permitted by law, in construing the provisions of this Agreement, the presumption shall be in favor of a grant of power to the Managing Member. Such powers of the Managing Member may be exercised without order of or resort to any court.
Notwithstanding anything to the contrary contained herein, the Managing Member, on its own behalf or on behalf of the Company, may execute, deliver and perform the terms of this Agreement without any further act, vote or approval of any other Member.
(b)    The Managing Member shall not (i) admit any Person as a Member except as permitted in this Agreement or (ii) permit the registration or listing of interests in the Company on an “established securities market,” as such term is used in section 1.7704-1 of the Treasury Regulations.
3.3    Reliance by Third Parties. In dealing with the Managing Member and its duly appointed agents, no Person shall be required to inquire as to the Managing Member or any such agent's authority to bind the Company.
3.4    Other Activities of Managing Member Related Persons.
(a)    The Managing Member shall devote the amount of its time to the affairs of the Company that in its sole discretion the conduct of the Company's business reasonably requires.
(b)    Each Member hereby acknowledges that:
(i)    a Managing Member Related Person may act as investment adviser, sponsor, manager or general partner for other customers, accounts and pooled investment vehicles (“Other Accounts”) and may give advice, and take action, with respect to any of such Other Accounts which may differ from the advice given, or the timing or nature of action taken, with respect to the Company;
(ii)    a Managing Member Related Person may invest in, advise, sponsor manage and/or act as investment manager to Other Accounts that may have investment objectives similar to those of the Company and may compete with the Company for investment opportunities, provided that where there is a limited supply of an Instrument, the Managing Member Related Person will act in good faith to use its commercially reasonable efforts to cause investment opportunities to be allocated or to rotate investment opportunities in a manner deemed equitable, but the Managing Member Related Person cannot assure, and assumes no responsibility for, equitable allocation of investment opportunities among the Company and the Other Accounts;
(iii)    a Managing Member Related Person may engage in, or cause or advise other customers to engage in, transactions that may differ from or be identical to the transactions engaged in by the Managing Member for the Company's account;
(iv)    no Managing Member Related Person shall have any obligation to engage in any transaction for the Company's account or to recommend any transaction to the Company that any Managing Member Related Person may engage in for its own account or the account of any Other Account, except as otherwise required by applicable law; and
(v)    to the extent permitted by applicable law, the Managing Member shall be permitted to bunch or aggregate orders for the Company's account with orders for Other Accounts.
(c)    By reason of the investment advisory and other activities of a Managing Member Related Person, Managing Member Related Persons may acquire confidential information or otherwise be restricted from initiating transactions in certain Instruments. It is acknowledged and agreed that, except as required by the Act, Managing Member Related Persons may not be free to divulge, or to act upon, any such confidential information and that, due to such a restriction, Managing Member Related Persons may not initiate certain transactions the Managing Member Related Persons otherwise might have initiated. It is further acknowledged and agreed that each of the Managing Member Related Persons shall, for itself and on behalf of the Company, disclose such information to governmental and regulatory authorities as the Company may be required to by such authorities.
(d)    No Member shall, by reason of being a member of the Company, have any right to participate in any manner in any profits or income earned or derived by or accruing to any Managing Member Related Person from the conduct of any business other than the business of the Company or from any transaction in Instruments effected by such Managing Member Related Person for any account other than that of the Company.
(e)    Each Member shall promptly provide to the Managing Member such information as the Managing Member may from time to time request for the purposes of determining whether the assets of the Company are “plan assets” within the meaning of ERISA and the regulations thereunder, the applicability of certain exemptions from prohibited transactions under ERISA, the Code and any other laws applicable to the Member, and any other matters relating to ERISA, the Code, Similar Law or compliance with respect to any Member's investment in the Company or the operation or investments of the Company, and will promptly notify the Managing Member, in writing, of any change in the information so furnished.

(f)    The Members acknowledge and agree that any Managing Member Related Person may pay a broker a brokerage commission in excess of that which another broker might have charged for effecting the same transactions, in recognition of the value of the brokerage and research services provided by the broker and used by the Company and any Other Accounts. The Members further acknowledge and agree that in selecting a broker or dealer, the Managing Member will take into account the execution capability, financial stability, reputation, access to the market for the securities being traded and the brokerage and research services and other services provided by such brokers to the Managing Member. All services other than brokerage, and research services obtained by the use of commissions arising from the Company's investment transactions will be limited to services that would otherwise be a Company Expense.
(g)    Notwithstanding any provision of this Agreement to the contrary, the parties hereto hereby agree that any Managing Member Related Person shall be entitled to make any determination relating to the activities described in this Section 3.4 in such Managing Member Related Person's sole and absolute discretion.
(h)    The Members hereby waive any right, and covenant not, to sue on the basis of any law or in equity by reason of, or in connection with, any act or omission of a Managing Member Related Person, if such act or omission is permitted by or is otherwise consistent with this Section 3.4 unless such act or omission is the result of Disabling Conduct.
(i)    The Members acknowledge and agree that the Managing Member has appointed an independent advisory committee (the “Independent Committee”) of the Company to review and either approve or disapprove any principal transaction requiring consent under Section 206(3) of the Investment Advisers Act. Any approval of such a transaction by the Independent Committee shall be deemed an approval of such transaction by the Company and the Members to the fullest extent permitted by law. Further, upon receipt of written consent in favor of a revocation from the Members by such amount as would be required for an amendment of this Agreement by the Managing Member, the Managing Member shall revoke the appointment of the Independent Committee, and the Independent Committee shall thereafter no longer review and/or approve or disapprove any transactions.
3.5    Limitation on Liability.
(a)    To the fullest extent permitted by applicable law, no Managing Member Related Person shall be liable to the Company, the Trading Entities or any Member for (i) any act taken or failed to be taken by any such Managing Member Related Person (including losses due to trade errors which will be borne by the Company) except for any such act or failure to act that constitutes Disabling Conduct on the part of such Managing Member Related Person, (ii) any action or omission by any Member or (iii) any mistake, negligence, misconduct or bad faith of any broker or other agent or representative of the Company selected by any Managing Member Related Person with reasonable care. Without limiting the foregoing, to the extent that, at law or in equity, any Managing Member Related Person has duties (including fiduciary duties) and liabilities relating thereto to the Company, the Trading Entities or to any Member, no Managing Member Related Person acting under this Agreement shall be liable to the Company or any Member for its good faith reliance on the provisions of this Agreement. To the fullest extent permitted by law, the provisions of this Agreement, including without limitation Section 3.4, to the extent that they modify, restrict or eliminate the duties (including fiduciary duties) and liabilities of any Managing Member Related Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Person.
(b)    To the fullest extent permitted by applicable law, no Managing Member Related Person shall have any personal liability to the Company or any Member solely by reason of any change in U.S. federal, state or local or non-U.S. income tax laws, or in interpretations thereof, as they apply to the Company or the Members, whether the change occurs through legislative, judicial or administrative action.
(c)    Any Managing Member Related Person may consult legal counsel or accountants selected by it and any act or omission in good faith by it on behalf of the Company or in furtherance of the business of the Company in good faith reliance on and in accordance with the advice of such counsel or accountants shall be full justification for the act or omission, and to the fullest extent permitted by applicable law, no Managing Member Related Person shall be liable to the Company or any Member in so acting or omitting to act if such Managing Member Related Person selected such counsel or accountants with reasonable care.
(d)    Notwithstanding the foregoing, nothing contained in this Section 3.5 or elsewhere in this Agreement shall constitute a waiver by a Member of any of its legal rights under U.S. federal securities law or any other law whose applicability is not permitted to be contractually waived.
3.6    Indemnification.
(a)    To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Managing Member Related Person (the “Indemnitees”) from and against any and all claims, actions, suits, proceedings, assessments, liabilities, damages, losses (including losses due to trade errors caused by such persons), costs and expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties or other costs and expenses (including attorneys' fees and expenses, taxes and penalties) (the “Indemnifiable Items”), to which they may be or become subject by reason of their activities on behalf of the Company and/or the Trading Entities, except to the extent that such Indemnifiable Items were incurred as a result of such Indemnitee's Disabling Conduct. The termination of any proceeding by settlement, judgment, order, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Indemnitee's conduct constituted Disabling Conduct. The Company, as a member of a Trading Entity, will bear its pro rata share of any Indemnifiable Items of such Trading Entity.
(b)    Expenses (including attorneys' fees and expenses, taxes and penalties) incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder may be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnitee to repay the amount advanced to the extent that it shall be determined ultimately that the Indemnitee is not entitled to be indemnified hereunder. The right of any Indemnitee to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which the Indemnitee may otherwise be entitled by contract or as a matter of law or equity and shall be extended to the Indemnitee's successors, assigns and legal representatives. Any judgments against the Company and a Managing Member Related Person in respect of which the Managing Member Related Person is entitled to indemnification shall first be satisfied from Company assets before the Managing Member Related Person is responsible therefor.
(c)    Notwithstanding anything contained herein to the contrary, the provisions of this Section 3.6 shall not be construed so as to provide for the indemnification of any Managing Member Related Person for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 3.6 to the fullest extent permitted by law.
3.7    Liability of the Members. Except as provided in the Act, in no event shall any Member (or former Member) be obligated to make any additional contribution to the Company, or have any liability for the repayment and discharge of the debts and obligations of the Company (apart from its interest in the Company).
3.8    No Obligation to Replenish Negative Capital Account. Except as may be otherwise required by law, no Member shall have any obligation at any time to contribute any funds to replenish any negative balance in its Capital Account.
3.9    Powers of Members. No Member (except the Managing Member, as such, shall take part in or interfere in any manner with the management, conduct or control of the business or affairs of the Company or have any right or authority to act for or bind the Company. In addition, to the extent permitted by law, no Member shall have the right or power to bring an action for petition against the Company or cause the termination and dissolution of the Company, except as set forth in this Agreement.
ARTICLE IV
INVESTMENT MANAGER AND EXPENSES
4.1    Appointment of Investment Manager. The Managing Member hereby appoints the Investment Manager to act as the investment manager of the Company in accordance with the terms of the Investment Management Agreement, subject to the following provisions:
(a)    The Investment Manager shall manage and perform such investment management services and other functions of the Company as from time to time delegated by the Managing Member and take all appropriate actions in connection therewith on behalf of the Company, provided that the management and the conduct of the activities of the Company shall remain the sole responsibility of the Managing Member and the appointment of the Investment Manager shall not relieve the Managing Member from its obligations to the Company as its managing member hereunder or under the Act.
(b)    The Investment Manager shall act in conformity with this Agreement, the Investment Management Agreement and with the instructions and directions of the Managing Member.
(c)    The Investment Manager shall not assign its duties hereunder to any other Person without the written consent of the Managing Member (which consent may be withheld in its sole discretion).
(d)    The engagement by the Company of the Investment Manager contemplated hereby is set forth in the Investment Management Agreement, specifying in further detail the rights and duties of the Investment Manager.
4.2    Management Fee.
(a)    The Company shall pay a fee (the “Management Fee”) for management services to the Investment Manager, equal to an annualized rate of 2.5% of the portion of the Net Asset Value of the Company allocable to the Members (other than the Managing Member). For purposes of calculating the Management Fee, the portion of the Net Asset Value of the Company allocable to such Members is increased by the accrued Incentive Allocation, the Modified Incentive Allocation and Additional Incentive Allocation, if any. The Management Fee shall be paid monthly in advance as of the first calendar day of each month. For purposes of calculating the Management Fee, the Net Asset Value of the Company allocable to each such Member shall be determined by the Administrator in conjunction with the Investment Manager, based on the Company's Net Asset Value as of the first calendar day of the month. The Management Fee shall be borne solely by such Members, pro rata based on the balance of their respective Capital Accounts as of the first calendar day of the applicable month. The Management Fee for a period of less than a full calendar month shall be prorated based on the actual number of calendar days in such period. The Investment Manager may waive, reduce or modify the Management Fee for any Member, in its sole discretion. For the avoidance of doubt, the Company shall not be charged any management fees by the Trading Entities.
(b)    Upon the admission of any Additional Member or the making of any additional Capital Contribution by any Member, the Investment Manager shall receive such Member's share of the Management Fee calculated in accordance with Section 4.2(a).

4.3    Expenses.
(a)    During the term of this Agreement, the Managing Member, the Investment Manager and/or their respective Affiliates shall bear and pay the cost of all of the following management expenses of the Company (the “Management Expenses”):
(i)    payroll and other costs of management, administrative and clerical personnel, including salaries, wages, payroll taxes, bonuses, cost of employee benefit plans and temporary office help expense;
(ii)    bookkeeping costs other than the costs of preparation of quarterly and annual financial statements, tax returns and related statements of the Company;
(iii)    rent, utilities, telephone, office supplies, subscriptions and other office expenses; and
(iv)    other similar routine administrative expenses.
(b)    Except as otherwise provided herein or in the Investment Management Agreement, the Company shall bear and pay all of its expenses and its share of such expenses incurred by the Trading Entities (“Company Expense”), including, without limit, the following:
(i)    fees, costs and out-of-pocket expenses incurred by the Company or the Managing Member in connection with the formation of the Company and the offering and distribution of the interests in the Company to the Members (the “Organizational Expenses”);
(ii)    external legal, administration, accounting, audit and tax return preparation, fees and expenses of the Administrator and other external professional fees and expenses other than Organizational Expenses;
(iii)    fees and expenses of any advisers and consultants to the Company or any Trading Entity, including the Management Fee;
(iv)    brokerage commissions and dealer collateral and other fees, charges, payments and expenses, and other costs, if any, of trading, acquiring, monitoring or disposing of any investments of the Company or any Trading Entity (including, for the avoidance of doubt, expenses related to trading, acquiring, monitoring or disposing of any investments in preparation for an inflow or outflow of capital);
(v)    research expenses, including fees and expenses of any third-party research, data, recommendations and/or services used by the Investment Manager in its investment decision-making process;

(vi)    fees and expenses of valuation and/or pricing services and software that may be required to be used by the Managing Member from time to time to price portions of the Company's portfolio in the event the Administrator is unable or unwilling to price and/or value such investments;
(vii)    interest expenses;
(viii)    fees and expenses of the Company's, and the Trading Entities' prime brokers, futures commission merchants, dealers, custodians, sub-custodians, transfer agents and registrars;
(ix)    fees and expenses of the board of directors of any Trading Entity and meetings thereof and costs, as applicable, of the Members’ and other meetings;
(x)    expenses of registering or qualifying securities or other investments held by the Company or any Trading Entity, if any, for sale;
(xi)    the Company’s pro rata share of certain insurance expenses, if any (including fees for directors’ and officers’ liability insurance);
(xii)    out-of-pocket costs of reporting to regulatory authorities (if required) and to the Members, and of preparing and providing annual audited and monthly unaudited financial statements and filing annual tax returns and related statements for the Company;
(xiii)    fees and expenses related to various filings (or portions thereof) made in connection with managing the Company’s portfolio (including, but not limited to, Section 13 filings, Section 16 filings and Form PF)
(xiv)    any taxes, fees or other governmental charges levied against the Company or its income or assets or in connection with its business or operations; and
(xv)    all other costs and expenses of the Company, the Investment Manager or the Managing Member in connection with this Agreement other than Management Expenses, such as costs of litigation or other matters that are the subject of indemnification pursuant to Section 3.7 and costs of winding-up and liquidating the Company.
(c)    To the extent that the Managing Member, the Investment Manager and/or any of their respective Affiliates pays or otherwise bears the costs of any Company Expenses, the Company shall reimburse the Managing Member, the Investment Manager and/or such Affiliates, as applicable, for the same, unless the Managing Member, the Investment Manager and/or such Affiliates, as applicable, expressly waive the right to such reimbursement.

ARTICLE V
CAPITAL CONTRIBUTIONS;
ADMISSION OF ADDITIONAL MEMBERS;
ACCOUNTS; ALLOCATIONS
5.1    Capital Contributions.
(a)    Each Member will make a Capital Contribution to the Company consisting of cash in the amount to be set forth in the books and records of the Company.
(b)    On the first Business Day of any month or any other date chosen by the Managing Member in its sole discretion, the Managing Member may, without the approval of any Member, admit one or more additional Members (“Additional Members”) or accept additional Capital Contributions from any existing Member, who shall be considered an Additional Member to the extent of such additional Capital Contributions, subject to satisfaction of the following conditions: (i) each Additional Member shall execute and deliver a counterpart of this Agreement and the Subscription Agreement related thereto (other than in connection with an additional Capital Contribution by any existing Member, in which case such existing Member shall execute and deliver to the Managing Member a letter, reaffirming all representations and warranties made by such Member in connection with the related Subscription Agreement as of the date of such additional Capital Contribution), (ii) such admission or additional Capital Contribution, as the case may be, would not, in the judgment of the Managing Member, result in a violation of any applicable law, including the U.S. federal securities laws, or any term or condition of this Agreement, (iii) as a result of such admission, (A) the Company would not be required to register as an investment company under the Investment Company Act of 1940, as amended, (B), the Company would not be treated as an association taxable as a corporation for U.S. federal income tax purposes, (C) the Company would not cease to be eligible for an exemption under Rule 4.7 of the U.S. Commodity Futures Trading Commission under the U.S. Commodity Exchange Act, and (D) the assets of the Company would not be deemed to be “planned assets” under ERISA and the regulations thereunder, and (iv) the Managing Member in good faith believes that such additional Capital Contribution will not materially adversely affect the investment strategy of the Company. Upon the admission of any Additional Member or the making of an additional Capital Contribution by a Member, the assets of the Company shall be valued by the Managing Member in accordance with Section 6.6.
(c)    The Managing Member may issue separate classes, series or sub-series of Interests with offering terms and conditions that are different from or more advantageous than those described herein.
(d)    Notwithstanding anything to the contrary herein, in its sole discretion, the Managing Member may refuse any request from any Member to make additional Capital Contributions to the Company.

5.2    Capital and Memorandum Accounts.
(a)    Each Member shall have a Capital Account to which shall be credited the amount of any Capital Contributions made by such Member pursuant to Section 5.1(a) or 5.1(b). A Member's Capital Account shall be increased from time to time by the amount of (i) any additional Capital Contributions to the Company made by such Member pursuant to Section 5.1(b) and (ii) any Net Profit allocated to such Member in accordance with Section 5.3. A Member's Capital Account shall be decreased by the amount of (x) any Net Loss allocated to such Member in accordance with Section 5.3 and (y) any distribution (including any distribution in respect of withdrawals made pursuant to Article VII) made to such Member.
(b)    The Managing Member shall maintain a memorandum account entitled “Cumulative Loss Account” for each Member, as determined from time to time by the Managing Member in its sole discretion, which shall initially have a balance of zero. As of the last day of each Fiscal Quarter (and as of each other date that any such Member withdraws all or a portion of its Capital Account), the Cumulative Loss Account shall be increased by any Net Loss allocated to such Member for such Fiscal Quarter (or Accounting Periods included in such portion of Fiscal Quarter in the case of withdrawal) and shall be reduced, but not below zero, by any Net Profit allocated to such Member for such Fiscal Quarter, in each case pursuant to Section 5.3. The Cumulative Loss Account of such Member shall, upon withdrawal by such Member of any portion of its Capital Account, be reduced, but not below zero, by an amount (the “Withdrawn Cumulative Loss Account Amount”) equal to the sum of (i) any Net Loss allocated to such Member for such Fiscal Quarter or Accounting Periods included in such portion of Fiscal Quarter, as the case may be, in respect of such withdrawn interest and (ii) the product of (x) the balance in such Member's Cumulative Loss Account immediately prior to such withdrawal (not including any Net Loss (or, in the case of a withdrawal other than as of the last day of a Fiscal Quarter, not including any Net Profit) allocated to such Member for such Fiscal Quarter or Accounting Periods included in such portion of Fiscal Quarter, as the case may be) and (y) a fraction, the numerator of which is the amount of capital so withdrawn and the denominator of which is the Capital Account Balance of such Member immediately prior to such withdrawal. The Cumulative Loss Account of any Member shall be otherwise adjusted by the Managing Member at such other times as it shall determine appropriate to carry out the purposes of this Agreement.
5.3    Allocation of Profits and Losses.
(a)    After the close of each Accounting Period, the Company shall allocate Net Profit and Net Loss for such Accounting Period to each Member in accordance with each Member's Sharing Percentage and shall make such further allocations as provided in this Section 5.3. The Company shall make the following further allocations: (i) in the event that any Member withdraws any portion of its Capital Account, the Company shall reverse all such allocations of Net Profit and Net Loss previously made in respect of the withdrawn portion of such Capital Account for all Accounting Periods included in the portion of the Fiscal Quarter ending with such withdrawal and shall thereafter determine the Net Profit or Net Loss for such portion of the Fiscal Quarter and allocate such Net Profit or Net Loss to such Member in accordance with this

Section 5.3; and (ii) as of the last day of each Fiscal Quarter, the Company shall reverse all such allocations of Net Profit and Net Loss previously made to each Member for all Accounting Periods included within such Fiscal Quarter other than those specified in clause (i) and shall thereafter determine the Net Profit or Net Loss for such Fiscal Quarter and allocate such Net Profit or Net Loss to each Member in accordance with this Section 5.3.
(b)    Any Net Loss allocated to any Member with respect to any Accounting Period in accordance with Section 5.3(a) shall be allocated to such Member, provided (i) that no portion of such Net Loss shall be allocated to any Member if and to the extent that such allocation would create a negative Capital Account Balance for such Member, and (ii) that any Net Loss not allocated by reason of clause (i) shall be allocated among the other Members, to the extent permitted by clause (i), in accordance with their respective Sharing Percentages for such Accounting Period, and any balance remaining thereafter shall be allocated to the Managing Member. Notwithstanding any other provision of this Section 5.3, any Net Profit that would otherwise be allocate to any Member who was not allocated any amount of Net Loss pursuant to clause (i) of this Section 5.3(b) shall be allocated to other Members by the Managing Member in an equitable manner to reverse the effect of such clause (i) and achieve the objectives of this Section 5.3.
(c)    Any Net Profit allocated to any Member for such Fiscal Quarter (or to such a withdrawing Member for such Accounting Period) shall be allocated between such Member and the Managing Member as follows:
(i)    First, so long as there is any balance in the Cumulative Loss Account of such Member and thereafter until such Member has been allocated Net Profits in an amount equal to an additional 200% of the highest previous amount of such Member's Cumulative Loss Account with the appropriate adjustments to reflect withdrawals and other factors as determined by the Managing Member in its sole discretion, the Managing Member shall be allocated the Modified Incentive Allocation and such Member shall be allocated the balance of any such Net Profit (provided that in the case of a withdrawal as of a date other than the last day of any Fiscal Quarter by such Member of less than its entire Capital Account, only up to the Withdrawn Cumulative Loss Account Amount); and then
(ii)    Second, the Managing Member shall be allocated the Incentive Allocation and such Member shall be allocated the balance of any such Net Profit (less the Additional Incentive Allocation, if any).
(d)    In addition to the Incentive Allocation, the Managing Member shall be allocated the Additional Incentive Allocation.
(e)    In order to ensure that the Incentive Allocation or Modified Incentive Allocation is properly allocated to each Capital Account, the Company shall create sub-accounts (“Capital Sub-Accounts”). For example, if a Member makes an investment on January 1 and again on February 1, the Company will issue Capital Sub-Account One on January 1 and Capital Sub-

Account Two on February 1. The reason for the different Capital Sub-Accounts is to equitably reflect the differing Incentive Allocations attributable to each such Capital Sub-Account (because of the differing contribution dates throughout a Fiscal Quarter). At the end of each Fiscal Quarter, after the Incentive Allocation, if any, has been allocated, each outstanding Capital Sub-Account other than those whose immediately subsequent gains will still be subject to the Modified Incentive Allocation shall be combined into Capital Sub-Account One (or such other Capital Sub-Account that is not subject to the Modified Incentive Allocation). At the end of each Fiscal Quarter, each Capital Sub-Account whose immediately subsequent gains will still be subject to the Modified Incentive Allocation shall not be so combined, and the Company will continue to track any such Capital Sub-Account separately until the end of a Fiscal Quarter with respect to which the Managing Member is entitled to receive an Incentive Allocation with respect to such Capital Sub-Account. Whenever a Member withdraws all or a portion of its investment, the Company shall account for such withdrawal using a “first in, first out” methodology (i.e., the Company shall deem such Member to be withdrawing from the oldest Capital Sub-Account first and then, to the extent that such Member withdraws an amount greater than the balance in the oldest Capital Sub-Account, from the next oldest Capital Sub-Account and so on).
(f)    New Issues. Although the Company currently does not intend to do so, in the event the Company's assets are invested in securities that are considered to be New Issues, the Managing Member shall be permitted to take all actions as it deems necessary to ensure that profits and losses from New Issues are allocated among the Members in a manner permitted under the New Issues Rules. In this regard, the Managing Member is authorized to determine, among other things: (i) the manner in which profits and losses from New Issues are purchased, held, transferred and sold by the Company and any adjustments with respect thereto; (ii) the Members who are eligible and ineligible to participate in the profits and losses from New Issues; (iii) the method by which profits and losses from New Issues are to be allocated among Members (including whether the Company will avail itself of a “de minimis” exemption or any other exemption); and (iv) the time at which New Issues are no longer considered as such under the New Issues Rules.
5.4    Tax Matters.
(a)    For U.S. federal, state and local income tax purposes, income, gains, losses and deductions (and items thereof) realized by the Company generally shall be allocated among the Members to the extent permitted under the Code and the Treasury Regulations, in accordance with the manner in which such items are allocated to the Members in accordance with Section 5.3, provided that (i) in the case of any Member withdrawing all or a portion of its interest in the Company pursuant to Section 7.4, the Managing Member shall specially allocate such items of income and gains to such Member in an amount not to exceed the amount by which the aggregate amount of the excess of Net Profit over Net Loss then or theretofore allocated to such Member with respect to such withdrawn interest exceeds the net amount of taxable income and gain then or theretofore allocated to such Member with respect to such withdrawn interest, and (ii) in the case of any Member withdrawing all of its interest in the Company pursuant to Section 7.4, the Managing Member shall specially allocate such items of losses and deductions to such

Member in an amount not to exceed the amount by which the aggregate amount of the excess of Net Loss over Net Profit then or theretofore allocated to such Member with respect to such withdrawn interest exceeds the net amount of tax losses and deductions then or theretofore allocated to such Member with respect to such withdrawn interest.
(b)    The Managing Member shall equitably allocate tax credits among all Members.
(c)    The Managing Member may in its sole discretion make an election under section 754 of the Code at such time as it determines that making such an election is in the best interests of one or more of the Members and shall in its sole discretion make such other tax elections as it determines are beneficial to the Company or the Members.
(d)    Notwithstanding any other provision of this Section 5.4, the Managing Member shall have the power to make such allocations for U.S. federal, state and local income tax purposes as may be necessary to maintain substantial economic effect, or to insure that such allocations are in accordance with the interests of the Members in the Company, in each case within the meaning of the Code and the Treasury Regulations. All matters concerning allocations for U.S. federal, state and local income tax purposes, including accounting procedures, not expressly provided for in this Agreement shall be equitably determined in good faith by the Managing Member. The Managing Member shall designate the “tax matters partner” of the Company, as provided in the Treasury Regulations pursuant to section 6231 of the Code (and any similar provisions under any other state or local or non-U.S. tax laws) and the “partnership representative” of the Company pursuant to section 6223(a) of the Code for taxable years beginning on or after January 1, 2018. The partnership representative shall have the power to make the election described in section 6226 of the Code. Each Member hereby consents to such designation and agrees that upon the request of the Managing Member it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent. The Managing Member shall not permit the Company to elect, and the Company shall not elect, to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulations section 301.7701-3(a) or under any corresponding provision of state or local law.
5.5    Sharing Percentages. Each Member shall have a sharing percentage (“Sharing Percentage”) for any Accounting Period equal to a fraction, the numerator of which is such Member's Capital Account Balance as of the first day of such Accounting Period and the denominator of which is the sum of the Capital Account Balances of all Members as of such date, provided that appropriate adjustments shall be made for any Capital Contributions to or withdrawals from the Company by any Member or distributions by the Company to any Member during such Accounting Period.
5.6    Separate Computations. The computations required to be made pursuant to this Article V may be made separately with respect to the investment of each Member in the Company, or with respect to separate contributions to or withdrawals from the Company of a particular Member, to reflect appropriately the different times at which different Members may have contributed capital to the Company or withdrawn capital from the Company and the Net

Asset Values at such times. Such separate computations may include, without limitation, separate determinations of Capital Accounts and all elements thereof with respect to each such Member's or separate portions of a Member's interest in the Company.
ARTICLE VI
NET ASSET VALUE; DISTRIBUTIONS
6.1    Net Asset Value. The Managing Member from time to time shall determine the Net Asset Value of the Company in accordance with Section 6.6 and may appoint one or more Persons to assist it in the determination of the value of Instruments and to make the actual calculations pursuant to its directions.
6.2    When Determined. Subject to Section 7.5, the Net Asset Value of the Company shall be determined as of the close of:
(a)    The last day of a month;
(b)    the day of the dissolution of the Company pursuant to Article VIII; and
(c)    any such other day as the Managing Member deems necessary or appropriate.
6.3    Distributions.
(a)    After the close of any Fiscal Year, the Managing Member may in its sole discretion from time to time distribute to a Member all or a portion of the Net Profit allocated to such Member during such year, without duplication of any distribution to be made under Section 7.4.
(b)    In lieu of cash, the Managing Member may in its sole discretion distribute securities or other investments as distributions in kind. Such securities or other investments distributed by the Managing Member shall be deemed to have been sold at their value (as computed in accordance with Section 6.6 and the proceeds of such sale shall be deemed to have been distributed to Members for all purposes of this Agreement. The Managing Member may, in its sole discretion, distribute securities or other investments to certain Members and cash to other Members in connection with one or more withdrawals of Members' interests in the Company. If the Company determines to distribute securities or other investments in kind, such securities or other investments may, in the sole discretion of the Managing Member, be distributed directly to the Member or, alternatively, in the sole discretion of the Managing Member, distributed or allocated into a liquidating trust or liquidating account and sold by the Company for the benefit of such Member, in which case (i) payment to such Member of that portion of such Member's withdrawal attributable to such in-kind securities or other investments will be delayed until such time as such securities or other investments can be liquidated and (ii) the amount otherwise due to such Member will be increased or decreased to reflect the performance of such securities or other investments, and to reflect any applicable expenses paid or accrued, the Management Fee, the Incentive Allocation and the Additional Incentive Allocation, all through the date on which the liquidation of such securities or other investments is effected. The Managing Member may cause certificates evidencing any Instruments to be distributed to be imprinted with legends as to such restrictions on transfer that it may deem necessary or appropriate, including legends as to applicable federal or state securities laws or other legal or contractual restrictions, and may require any Member to which Instruments are to be distributed to agree in writing (i) that such Instruments will not be transferred except in compliance with such restrictions and (ii) to such other matters as the Managing Member may deem necessary or appropriate. In all other cases, the Managing Member will cause any such restrictions on transfer to be communicated to the relevant Members. If the Managing Member determines to distribute securities or other investments in kind, it will not cause the Company to distribute to any Member more than such Member's approximate pro rata share of any such security or other investment, subject to the requirements of applicable law.
(c)    Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Managing Member on behalf of the Company, shall not make a distribution to any Member on account of such Member's interest in the Company if such distribution would violate the Act or other applicable law.
(d)    Notwithstanding the foregoing provisions, the Company may, in the sole discretion of the Managing Member, prior to, together with or subsequent to any distribution pursuant to this Section 6.3, make distributions to one or more Members, in amounts intended to enable such Members (or any Person whose tax liability is determined by reference to the income of any such Member) to discharge all or a portion of their U.S. federal, state and local income tax liabilities arising from the allocations made (or to be made) pursuant to Section 5.4. The amount distributable pursuant to this Section 6.3(d) shall be determined by the Managing Member in its sole discretion, taking into account the maximum combined U.S. federal, state and local tax rate applicable to individuals or corporations (whichever is higher) on ordinary income and capital gain (taking into account the applicable holding period), as the case may be, and the amounts thereof so allocated to the Members, and otherwise based on such reasonable assumptions as the Managing Member determines in good faith to be appropriate (and the assumptions described in this sentence shall be applied equally to each Member regardless of its tax status).
6.4    Withholding.
(a)    Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Person who is or who is deemed to be the responsible withholding agent for U.S. federal, state or local or foreign income tax purposes against all claims, liabilities and expenses of whatever nature relating to such Person's obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or as a result of such Member's participation in the Company.
(b)    Notwithstanding any other provision of this Agreement, each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or any of its Affiliates (pursuant to the Code or any provision of U.S. federal, state, or local or foreign tax law) with respect to such Member or as a result of such

Member's participation in the Company. The Company shall provide notice to such Member of any such payment required to be made as soon as reasonably practicable. If and to the extent that the Company shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or other tax is required to be paid, which payment shall be deemed to be a distribution with respect to such Member's interest in the Company. To the extent that the aggregate of such payments to a Member for any period exceeds the distributions that such Member would have received under Section 6.3 for such period but for such withholding, the Managing Member shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer.
(c)    If the Company makes (or will make) a distribution in kind and such distribution is subject to withholding or other taxes payable by the Company on behalf of any Member, the Managing Member shall notify such Member as to the extent (if any) of the taxes withheld (or to be withheld) and such Member shall make a prompt payment to the Company of the amount of such taxes by wire transfer.
(d)    Any withholdings referred to in this Section 6.4 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Managing Member shall have received an opinion of counsel or other evidence, satisfactory to the Managing Member, to the effect that a lower rate is applicable, or that no withholding is applicable.
(e)    In the event that the Company receives a distribution from or in respect of which tax has been withheld, the Company shall be treated as having received cash in an amount equal to the amount of such withheld tax, and each Member shall be treated as having received as a distribution of cash the portion of such amount that is attributable to such Member's interest in the Company as equitably determined by the Managing Member.
6.5    No Priorities of Members. Except as expressly provided in this Agreement, no Member shall have priority over any other Member as to the return of the amount of its Capital Contributions or as to income of the Company.
6.6    Valuation. The Net Asset Value shall be determined by the Administrator in conjunction with the Investment Manager under the direction of the Managing Member as of each applicable Valuation Date.
(a)    Instruments and other traded instruments and contracts shall be valued in good faith at their fair market value on each Valuation Date by the Administrator in conjunction with the Investment Manager in accordance with the Offering Memorandum as may be amended or supplemented from time to time.
(b)    All Members acknowledge that the process of valuing Instruments or other assets, particularly Instruments or other assets for which no published market exists, is based on inherent uncertainties and the resulting values with respect to Instruments or other assets for which no ready market exists may differ from values that would have been used had a ready market existed for such Instruments or other assets and may differ from the prices at which such Instruments or other assets may be sold and that such differences may be material.
ARTICLE VII
WITHDRAWAL, DEATH OR INCOMPETENCY OF MEMBERS
7.1    Withdrawal, Death, etc., of Members.
(a)    The Managing Member may withdraw, without the approval of the Members, all or any portion of its Capital Account as of the last day of any month or at such other times as it deems appropriate. If the Managing Member withdraws as managing member of the Company it may designate an Affiliate of the Managing Member or any successor to the business or assets of the Managing Member (the “Designee”) to be substituted as the Managing Member. The Designee shall be deemed admitted to the Company as a managing member of the Company immediately prior to the withdrawal of the Managing Member upon its execution of a counterpart signature page to this Agreement and shall become and have all of the rights, powers and duties of the Managing Member for all purposes of this Agreement, and such successor Managing Member shall continue the business of the Company without dissolution.
(b)    The withdrawal, death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of a Member shall cause such Member to cease to be a member of the Company, but shall not dissolve the Company, as long as there is at least one remaining Member. If there are no Members (other than the Managing Member), the Company may be continued in accordance with the Act. The personal representatives (as defined in the Act) of a Member shall succeed as assignee to such Member's interest in the Company upon the death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of such Member, and shall not be admitted as a Substitute Member but shall have the right to transfer such Member's interest in the Company in accordance with Section 10.1 or request complete withdrawal from the Company pursuant to Section 7.4. In the event of death, disability, incapacity, incompetency, termination, bankruptcy, insolvency or dissolution of a Member or the giving of notice of withdrawal by a Member pursuant to Section 7.4, the Capital Account Balance of such Member shall continue at the risk of the Company's business and shall be considered as capital of the Company in the same manner and to the same extent as other capital contributed by a Member, until the earliest of (i) the effective date of such Member's withdrawal, (ii) the dissolution of the Company or (iii) the effective date of the transfer of such Member's interest in the Company.
7.2    Required Withdrawals of Members (other than the Managing Member). The Managing Member may cause any Member to withdraw all or any portion of such Member's interest in the Company at any time upon five (5) days' prior written notice for any reason in the Managing Member's sole discretion. A notice of withdrawal pursuant to this Section 7.2 shall have the same effect as a notice of withdrawal by the Member to the Company pursuant to Section 7.4, and the Member receiving such notice shall be treated for all purposes and in all respects as a Member who has given notice of withdrawal. For purposes of this Section 7.2, the effective date of a Member's withdrawal shall be the date specified in the written notice referred to in the first sentence of this Section 7.2. If the entire interest of a Member is withdrawn, it will constitute a “resignation” of the Member within the meaning of the Act and such Member shall cease to be a member of the Company.
7.3    Limitations on Distributions or Withdrawal of Capital Account. The right of any Member or its personal representatives to receive distributions or withdraw all or any portion of the Capital Account of the Member under this Agreement is subject to the Act and other applicable law. The Managing Member may charge an amount equal to actual costs and expenses incurred by the Company in connection with such withdrawal. In addition to the actual costs and expenses incurred in connection with a withdrawal, the Managing Member may withhold an amount, determined in its sole discretion, for Liabilities and contingencies of the Company, or the Company's pro rata share of any liabilities or contingencies of the Trading Entities, for which such withdrawing Member may be liable under this Agreement (the “Contingency Reserve”). After the Managing Member has determined in its sole discretion that the Liabilities or the contingencies for which the Contingency Reserve was withheld have ceased to exist, any unused portion of the Contingency Reserve shall be returned to the applicable withdrawn Member as soon as it is reasonably practicable, together with interest thereon, to the extent permitted by applicable law. Such interest shall accrue from the date of such withdrawal to the date of the payment of such unused portion of the Contingency Reserve at an annual rate approximating the interest rate paid on credit balances at such time by the Company's principal brokers or principal bankers. A Member's Withdrawn Capital Account Balance shall not include any amount charged to such Member's Capital Account pursuant to this Section 7.3. The Managing Member also may distribute securities and/or other investments, in lieu of cash, to withdrawing Members (or allocate or distribute securities and/or other investments into a liquidating account or liquidating trust on behalf of such Members, as further described in Section 6.3(b)).
7.4    Withdrawal of Members (other than the Managing Member).
(a)    Except as provided in Sections 7.1, 7.2 and this Section 7.4, no Member shall be entitled to withdraw any part of its Capital Account Balance.
(b)    Each Member shall have the right to withdraw, in whole or in part, its Capital Account Balance from the Company as of the last day of a month by delivering to the Managing Member a written notice (a “Withdrawal Notice”) which must be received by the Company and the Sub-Administrator at least fifteen (15) full calendar days prior to the relevant Withdrawal Date not including the effective date of the withdrawal or the date upon which notice is given (e.g., a Member may withdraw its Interests as of December 31 by providing a Withdrawal Notice which must actually be received by the Company and the Sub-Administrator by 11:59 p.m. (EST) on December 15th), declaring such withdrawal and, if such withdrawal is partial, stating the proportion or amount of such Member's Capital Account Balance to be withdrawn. The Managing Member may modify any terms related to withdrawals for any Member pursuant to a written agreement with such Member.

(c)    The Managing Member may defer payment of withdrawal requests if raising funds to withdraw Interests would, in the Managing Member's sole discretion, be materially harmful to the Company, any remaining Member(s), or the Trading Entities in which the Company invests.
(d)    Each and every Withdrawal Notice submitted by a Member shall be irrevocable once delivered and must be unconditional; any Withdrawal Notice that purports to be revocable or conditional may be ignored or treated as irrevocable and unconditional, in the sole discretion of the Managing Member. Notwithstanding the foregoing, the Managing Member may, in its sole and absolute discretion, agree to a Member's request to revoke any withdrawal request.
(e)    Subject to Section 7.3, in the event of the withdrawal by a Member pursuant to Section 7.2 or this Section 7.4 of (A) less than substantially all of such Member's Interest, the Company will make commercially reasonable efforts to distribute l00% of the Withdrawal Price with respect to the Interests being withdrawn within five (5) Business Days of the applicable Withdrawal Date or (B) of all or substantially all of a Member's Interests, the Managing Member shall distribute to the Member who shall have withdrawn in cash or in-kind, or in a combination thereof, an amount equal to approximately (i) 25% of the Interests being withdrawn within five (5) Business Days of such Withdrawal Date at the Net Asset Value of such Interests as of the Withdrawal Date, (ii) 50% of the remaining Interests being withdrawn as of the last day of the next Fiscal Quarter after such Withdrawal Date, and (iii) all of the remaining Interests being withdrawn as of the last day of the second Fiscal Quarter after such Withdrawal Date, in the case of (ii) and (iii), at the applicable Net Asset Values as of such subsequent quarter-end withdrawal dates based on unaudited data. Accordingly, adjustments and revisions may be made to such data following the annual audit of the Company. Additionally, 5% of the final withdrawal payment amount may be withheld until after completion of the Company's annual audit. Promptly after the final Net Asset Value has been determined in respect of the Interests withdrawn (which in the Company's discretion may be after the Company's independent public accountants have completed the Company's annual audit), the Company will pay to such Member the balance, if any, of the Net Asset Value of the Interests requested to be withdrawn pursuant to such notice or such Member will be obligated to repay the Company the excess, if any, of the amount previously paid to such Member over the Net Asset Value of the withdrawn Interests, in each case subject to any subsequent audit adjustments, to the extent permitted by applicable law. Upon the making of such payment to the withdrawing Member, to the extent of the proportion of its interest so withdrawn, all rights, claims and demands of every kind and character of such Person in and to the Company's property shall cease and terminate. If the entire Capital Account Balance of a Member is withdrawn, it will constitute a “resignation” of the Member within the meaning of the Act and such Member shall cease to be a Member of the Company.
7.5    Suspension of Determination of Net Asset Value; Restrictions on Withdrawal by Members. The determination of Net Asset Value and/or the right of any Member to withdraw its Capital Account Balance (whether in whole or in part) under Section 7.4 may be suspended or restricted (whether in whole or in part) by the Managing Member in its sole discretion for any of the following reasons:
(a)    when any such withdrawal would result in a violation by the Company, any Trading Entity, the Investment Manager or the Managing Member or any Managing Member Related Person of the securities laws of the United States or any other applicable jurisdiction or the rules of any national securities exchange, self-regulatory organization or regulatory agency applicable to the Company, the Investment Manager or the Managing Member or any Managing Member Related Person;
(b)    any exchange or quotation system on which a significant portion of the assets of the Company or any Trading Entity is regularly traded or quoted is closed (otherwise than for weekends or holidays) or trading thereon is generally suspended or limited (by reason of movements in price exceeding limits permitted by such exchange or quotation system or otherwise);
(c)    any breakdown in the means of communication normally employed in determining the price or value of any of the investments of the Company or any Trading Entity has occurred and is continuing, or the prices or values of any investments of the Company or any Trading Entity cannot reasonably be promptly and accurately ascertained for any reason;
(d)    trading in any Instrument held by the Company or any Trading Entity on any exchange or quotation system is suspended or limited and the Managing Member or the Investment Manager, as applicable, determines that such suspension or limitation is material to the Company or such Trading Entity;
(e)    any event has occurred and is continuing which may cause the dissolution of the Company;
(f)    the Managing Member, has determined that any such withdrawal would have a material adverse effect on the Company's ability to meet any margin call or comply with any covenant in any loan or credit agreement; or
(g)    the Managing Member has otherwise determined in its sole discretion with respect to the Company or the Interest of the withdrawing or remaining Members, respectively, that the withdrawal by any Member of its Interests (whether in whole or in part) would have a material adverse effect on the Company or the Interest of the withdrawing or remaining Members, including, without limitation, the risk of potential classification of the Company as a “publicly-traded partnership” for U.S. federal income tax purposes.
In the event that the Managing Member suspends or restricts any withdrawals pursuant to this Section 7.5, it will promptly notify each Member who has delivered a Withdrawal Notice pursuant to Section 7.4 and to whom payment in full of the amount being withdrawn has not yet been remitted of any suspension of or restriction on withdrawal pursuant to this Section 7.5. Notwithstanding the provisions in Section 7.4, in the event the Managing Member suspends or restricts withdrawals pursuant to this Section 7.5, the Managing Member may in its sole discretion allow any such Member to rescind its Withdrawal Notice to the extent of any portion thereof for which withdrawal proceeds have not yet been remitted. The Managing Member may in its discretion complete any withdrawal as of a date after the cause of any such suspension or restriction has ceased to exist to be specified by the Managing Member as the effective date of withdrawal for all purposes of this Article VII.
ARTICLE VIII
DISSOLUTION AND TERMINATION OF THE COMPANY
8.1    Dissolution. The Company shall dissolve upon the earliest of (a) a determination made by the Managing Member at any time to dissolve and wind up the Company for any reason, (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act,(c) at any time that there are no Members, unless the Company is continued pursuant to the Act, and (d) the occurrence of any event that results in the Managing Member ceasing to be a managing member of the Company under the Act, provided that the Company shall not be dissolved and required to be wound up in connection with any of the events specified in this clause (d) if (i) at the time of the occurrence of such event there is at least one remaining manager of the Company who is hereby authorized to and does carry on the business of the Company, or (ii) within ninety (90) days after the occurrence of such event, a Majority in Interest agree in writing or vote to continue the business of the Company and to the appointment, effective as of the date of such event, if required, of one or more additional managers of the Company.
8.2    Termination. Upon dissolution of the Company, the Company shall be wound up and liquidated in accordance with the Act. The Managing Member or any other Person who is winding-up the affairs of the Company shall make distributions out of Company assets in the following manner and order:
(a)    to satisfy all creditors of the Company, other than Members, either by the payment thereof or the making of reasonable provision therefor; and
(b)    to satisfy, in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Company that are Members, either by the payment thereof or the making of reasonable provision therefor.
Upon receipt of such releases, indemnities and refunding agreements as it deems necessary for its protection, the Managing Member or such other Person who is winding-up the affairs of the Company shall (i) distribute the remaining proceeds, if any, plus any remaining Company Property (which may include Instruments and other Company Property for which there is no readily available market), in accordance with the positive balances of the Members' Capital Accounts, as determined after taking into account all adjustments to Capital Accounts for the Company's taxable year during which the dissolution occurs, by the end of such taxable year or, if later, within one year after the date of such dissolution and (ii) execute, acknowledge and cause to be filed a certificate of cancellation of the Certificate with the Secretary of State. For purposes of the application of this Section 8.2 and determining Capital Accounts on dissolution, all unrealized gains, losses and accrued income and deductions of the Company shall be treated as realized and recognized immediately before the date of distribution.
ARTICLE IX
BOOKS AND RECORDS; REPORTS TO MEMBERS
9.1    Books and Records. The Managing Member shall keep or cause to be kept at the Company's principal office appropriate records and books of account in accordance with generally accepted accounting principles, consistently applied. Subject to Section 3.10, such books and records shall be available for inspection by the Members or their duly authorized representatives during normal business hours for any purpose reasonably related to their interests in the Company.
9.2    U.S. Federal, State and Local Income Tax Information. The Managing Member shall use its commercially reasonable efforts to provide to each Member prior to April 15 of each year such tax information with respect to the Company as shall be necessary for the preparation by such Member of its U.S. federal, state and local income tax returns.
9.3    Reports to Current Members. In general, within ninety (90) days after the end of each Fiscal Year, or earlier if required by law or applicable regulation, the Managing Member shall prepare and make available to each Member, together with the report thereon of the Company's independent accountants (with respect to clause (a) below), a financial report setting forth as of the end of that Fiscal Year:
(a)    a statement showing the net increase or decrease, as the case may be, in Net Asset Value for that Fiscal Year;
(b)    a statement of the Member's Capital Account and the manner of its calculation;
(c)    a narrative description of the Company's performance for that Fiscal Year; and
(d)    any information that the Managing Member is required by law to provide.
The Managing Member shall prepare and make available to each Member typically within thirty (30) days of the end of each month, or earlier if required by law, an unaudited report setting forth the information contained in clauses (a) and (b) above, as of the end of each month, and such other information which the Managing Member deems appropriate or which the Managing Member is required by law to provide.
9.4    Compliance with Applicable Laws and Rules. The Managing Member shall keep, or cause to be kept, such books and records, provide or cause to be provided such receipts and other information, and take or cause to be taken such other action in connection therewith as is required by all applicable laws and rules.

ARTICLE X
TRANSFERS
10.1    Transfer by the Members. No Member may transfer (which term, when used in this Article X, shall include any transaction by which a Member assigns all or any portion of its interest in the Company to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage or exchange) in any manner whatsoever all or any portion of its interest in the Company to another Person (an “Assignee”) unless the Managing Member, in its sole and absolute discretion, shall have consented in writing to such transfer or unless such transfer occurs by operation of law or is otherwise required by law. To the fullest extent permitted by law, no attempted or purported transfer or substitution shall be effective or recognized by the Company unless effected in accordance with and permitted by this Agreement. To the fullest extent permitted by law, an Assignee who is not admitted as a Member in accordance with the terms hereof shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company and shall not have any of the rights of a Manager or a Member under the Act or this Agreement. The transferring Member shall cease to be a Member upon the occurrence of both the transfer of all of its interest in the Company to an Assignee and the admission to the Company of such Assignee as a substitute Member (a “Substitute Member”). Notwithstanding any other provision in this Agreement, no Assignee, including any Affiliate of the transferring Member, shall have the right to become a Substitute Member upon the transfer of a Member's interest in the Company to such Assignee, unless all the following conditions are satisfied:
(a)    the duly executed and acknowledged written instrument of assignment shall have been filed with the Company;
(b)    such Member and such Assignee shall have executed and acknowledged such other instruments and taken such other action as the Managing Member shall deem necessary or desirable to effect such substitution, including, without limitation, the execution by the Assignee of this Agreement or an appropriate supplement to this Agreement and of a letter containing certain representations and warranties and the completion of an investor questionnaire;
(c)    the conditions set forth in Section 10.2 shall have been satisfied, and, if requested by the Managing Member, the Member or the Assignee shall have obtained an opinion of counsel satisfactory to the Managing Member as to the legal matters set forth therein;
(d)    such Member and such Assignee hall each have provided a certificate to the effect that (i) the proposed transfer will not be effected on or through(x) a U.S. national, regional or local securities exchange, (y) a foreign securities exchange or (z) an interdealer quotation system that regularly disseminate firm buy or sell quotations by identified brokers or dealers (including, without limitation, NASDAQ) and (ii) it is not, and its proposed transfer or acquisition (as the case may be) will not be made by, through or on behalf of, (x) a Person, such as a broker or a dealer, making a market in interests in the Company or (y) a Person who makes available to the public bid or offer quotes with respect to interests in the Company;

(e)    such transfer will not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in section 1.7704-1 of the Treasury Regulations;
(f)    such Member or such Assignee shall have paid to the Company an amount sufficient to cover all expenses incurred by or on behalf of the Company in connection with such substitution; and
(g)    such transfer would not cause the Company's assets to be deemed “plan assets” under ERISA.
Upon satisfaction of the above conditions, an Assignee shall be admitted to the Company as a Substitute Member.
10.2    Certain Restrictions on Transfers. Notwithstanding any other provision of this Agreement, no Member may transfer in any manner whatsoever all or any part of its interest in the Company if such assignment or transfer would, in the judgment of the Managing Member, jeopardize the status of the Company as a partnership for U.S. federal income tax purposes, cause a dissolution of the Company under the Act, violate, or cause the Company to violate, any applicable law or regulation or impose any additional materially burdensome registration or filing requirements on the Company or any Member or otherwise subject the Company or any Member to any additional materially burdensome regulation, including in each case under any applicable federal, state or foreign securities or commodity laws.
ARTICLE XI
MISCELLANEOUS
11.1    Waiver of Partition. Except as may be otherwise required by law in connection with the winding-up, liquidation and dissolution of the Company, each Member hereby irrevocably waives any and all rights that he or she may have to maintain an action for partition of any of the Company's Property.
11.2    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.
11.3    Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time by the Managing Member in its sole discretion (a) in any manner that does not materially adversely affect any Member, including, but not limited to (i) reflect changes validly made in the membership of the Company and the Capital Contributions and withdrawals by any Member, (ii) reflect a change in the name of the Company, (iii) make a change that is necessary or desirable to correct any ambiguity, to correct or supplement any provision in this Agreement that would be inconsistent with any other provision in this Agreement (iv) comply with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures and to make any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions of this Agreement in each case so long as the change does not materially adversely affect the interests of the Members; or (b) to effect any changes required by applicable laws or regulations. This Agreement may also be amended by action taken by both (i) the Managing Member and (ii) the Members owning a Majority in Interest at the time of the amendment, provided that such amendment does not discriminate among the Members.
11.4    Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware and, without limitation thereof, that the Act as now adopted or as may be hereafter amended shall, to the fullest extent permitted therein, govern this Agreement.
11.5    Severability. If any provision of this Agreement or the application thereof to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Person or circumstance, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law. Any default hereunder by a Member shall not excuse any obligation of any other Member.
11.6    Notice. Any notice or other communication to be given under this Agreement to the Company or to any Member shall be in writing and may be delivered personally, by facsimile, by electronic mail, or by mail (a) if to the Company or the Managing Member, addressed to it at its principal office, or (b) if to any Member (other than the Managing Member), at the address, facsimile number or electronic mail address of such Member as shown on the records of the Company. Such notice shall be deemed to have been given when (x) if by personal delivery or by mail, so delivered, or upon the expiration of seven (7) days after such mailing, as the case may be, (y) if by facsimile, on generation of confirmation, and (z) if by electronic mail, upon receipt (by way of clarification, whether or not opened); provided that any notice to the Company or the Managing Member shall be effective only if and when received.
11.7    Delaware Office. The Company shall maintain a registered office in Delaware and a registered agent for service of process on the Company in Delaware, such office and agent to be selected by the Managing Member in its discretion and to be set forth in the Certificate. The address of the registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, and the name of the registered agent of the Company for service of process at that address shall be Corporation Service Company.
11.8    Certificate of Formation. The Managing Member shall provide a copy of the Certificate or any amendment or restatement relating thereto to any Member which so requests it, but shall not otherwise be required to provide such copies.
11.9    Goodwill. The parties agree that no value shall be placed on the name or goodwill of the Company, which shall belong exclusively to the Managing Member.

11.10    Headings. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Agreement.
11.11    Pronouns. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.
11.12    Determination of Certain Matters. Whenever in this Agreement the Managing Member is permitted or required to make a decision (a) in its “sole discretion” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest or factor affecting the Company or any other Person (other than a duty to act in good faith), or (b) in its “good faith” or under another express standard, the Managing Member shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.
11.13    Successors and Assigns. This Agreement shall inure to the benefit of the Members and the Indemnitees, and shall be binding upon the parties, and, subject to Article X, their respective successors and permitted assigns.
11.14    Entire Agreement. This Agreement and the Subscription Agreements constitute the entire agreement among the Members with respect to the subject matter hereof, and supersede any prior agreement or understanding among them with respect to such matter. The representations and warranties of the Managing Member and the Members in, and the other provisions of, the Subscription Agreements shall survive the execution and delivery of this Agreement.
11.15    Confidentiality. Each Member agrees that it shall not disclose without the prior consent of the Managing Member (other than to such Member's employees, auditors or counsel) any information with respect to the Company, provided that a Member may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any U.S. municipal, state or national or non-U.S. regulatory body having jurisdiction over such Member, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) to the extent necessary in order to comply with any law, order, regulation, ruling or other governmental request applicable to such Member and (e) to its professional advisers; and provided, further, that a Member (and each employee, representative, or other agent of the Member) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of an investment in the Company and all materials of any kind (including opinions or other tax analyses) that are provided to the Member relating to such tax treatment and tax structure.
11.16    Compliance with Anti-Money Laundering Requirements. The Managing Member shall be authorized, without the consent of any Person, including any other Member, to take such action as it determines to be necessary or advisable to comply, or to cause the Company to comply, with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MANAGING MEMBER:

TWO SIGMA PRINCIPALS, LLC

By:	/s/ Kenneth Geller
	Name:	Kenneth Geller
	Title:	Authorized signatory

MEMBER:

Hamilton Re, Ltd.

By:	/s/ Chad Cundliffe
	Name:	Chad Cundliffe
	Title:	CFO